Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980 D: +1 202.383.0218 F: +1 202.637.3593 cynthiakrus@ eversheds-sutherland.com

November 30, 2022
CIM Real Assets & Credit Fund (the “Fund”)
4700 Wilshire Boulevard
Los Angeles, California 90010

Dear Board of Trustees:
We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus filed as part of Post-Effective Amendment No. 4 to the Fund’s Registration Statement on Form N-2 with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                            Sincerely,
                            /s/ Cynthia R. Beyea
                            Cynthia R. Beyea

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.